Exhibit 99.1

PRESS RELEASE

For release:	May 7, 2013

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

Global Indemnity plc Reports First Quarter 2013 Financial Results.

Dublin, Ireland (May 7, 2013) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the three months ended March 31, 2013 of $12.4 million or $0.49 per share. As of March 31st, book value per share was $32.91, an increase of 2.4% compared to book value per share of $32.15 at December 31, 2012.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Three Months Ended March 31,			As of March 31,	As of December 31,
	2013	2012		2013	2012

Gross premiums written	$74.9	$57.8	Book value per share	$32.91	$32.15
Net premiums written	$71.5	$50.3	Shareholders’ equity	$827.6	$806.6
			Cash and invested assets	$1,539.4	$1,534.0
Net income	$12.4	$10.9
Net income per share	$0.49	$0.38

Operating income	$8.5	$9.1
Operating income per share	$0.34	$0.32

Cynthia Y. Valko, Chief Executive Officer, stated, “I am pleased with our 1st quarter results. We experienced growth in both our Insurance and Reinsurance segments. We continued to see rate increases on renewal business in the U.S. and Wind River signed several new property treaties. Our loss ratio improved due to actions that were taken to exit unprofitable business in late 2011. Although yields are down, our portfolio had an annualized return of 7.5% largely driven by the performance of our common stock portfolio.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance throughout the world. Global Indemnity plc’s two primary divisions are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Forward-Looking Information

Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Investors should take caution that actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see the Company’s periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect it and for a more detailed discussion of the cautionary note regarding forward-looking statements.

Global Indemnity plc’s Combined Ratio for the Three Months Ended March 31, 2013 and 2012

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended March 31,
	2013	2012
Loss Ratio:
Current Accident Year
Excluding Catastrophes	53.1	63.0
Catastrophes	8.4	4.5

Current Accident Year	61.5	67.5
Changes to Prior Accident Year	(4.7)	(2.3)

Loss Ratio – Calendar Year	56.8	65.2
Expense Ratio	43.7	35.9

Combined Ratio	100.5	101.1

For the three months ended March 31st, the calendar year loss ratio decreased by 8.4 points to 56.8 points in 2013 from 65.2 points in 2012.

•	Excluding catastrophes, the current accident year loss ratio decreased by 9.9 points to 53.1 points in 2013 from 63.0 points in 2012.

•

Excluding catastrophes, the property loss ratio decreased from 48.9 points in the first quarter of 2012 to 43.0 points in the first quarter of 2013. Including catastrophes, the property loss ratio decreased by 2.1 points to 55.9 points in 2013 from 58.0 points in 2012.

•	The casualty loss ratio decreased 4.4 points to 72.0 points in 2013 from 76.4 points in 2012.

•

Current year results include a 4.7 point reduction in the loss ratio related to prior accident years. This decrease was primarily driven by better than expected emergence in the Insurance Operations’ property lines for accident years 2008 through 2012.

For the three months ended March 31st, the expense ratio increased from 35.9 points in 2012 to 43.7 points in 2013.

•

The expense ratio increased primarily due to a decrease in earned premium volume and an increase in contingent commissions as a result of profitable treaties written in the Reinsurance Operations, as well as a premium deficiency charge recorded in 2011 which resulted in the 2012 expense ratio being lower than it otherwise would have been. Excluding the impact of the premium deficiency charges, the three month ended March 31, 2012 expense ratio was 39.4%.

Global Indemnity plc’s Three Months Ended March 31, 2013 and 2012 Gross and Net Premiums Written Results by Segment

(Dollars in thousands)	Three Months Ended March 31,
	Gross Premiums Written		Net Premiums Written
	2013	2012	2013	2012
Insurance Operations	$51,088	$47,834	$47,628	$40,906
Reinsurance Operations	23,851	9,924	23,850	9,375

Total	$74,939	$57,758	$71,478	$50,281

Insurance Operations: For the three months ended March 31, 2013, gross premiums written increased 6.8%, and net premiums written increased 16.4%, compared to the same period in 2012. This was primarily driven by an increase in the Company’s small business classes, as well as a reduction in ceded premiums written as a result of the Company retaining more of its direct business.

Reinsurance Operations: For the three months ended March 31, 2013, gross premiums written increased 140.3%, and net premiums written increased 154.4% compared to the same period in 2012. This increase is primarily due to several new treaties written during 2013.

# # #

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2013	2012
Gross premiums written	$74,939	$57,758

Net premiums written	$71,478	$50,281

Net premiums earned	$55,996	$64,470
Net investment income	10,034	11,417
Net realized investment gains	5,757	1,761
Other income (loss)	54	(352)

Total revenues	71,841	77,296

Net losses and loss adjustment expenses	31,788	42,009
Acquisition costs and other underwriting expenses	24,477	23,167
Corporate and other operating expenses	2,345	2,488
Interest expense	1,173	1,478

Income before income taxes	12,058	8,154
Income tax benefit	(307)	(2,708)

Net income	$12,365	$10,862

Weighted average shares outstanding–basic	25,055	28,617

Weighted average shares outstanding–diluted	25,099	28,639

Net income per share – basic	$0.49	$0.38

Net income per share – diluted	$0.49	$0.38

Combined ratio analysis: (1)
Loss ratio	56.8	65.2
Expense ratio (2)	43.7	35.9

Combined ratio	100.5	101.1

(1)	The loss ratio, expense ratio and combined ratio are non-GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.
(2)	Excluding the impact of premium deficiencies, the expense ratio was 39.4% for the quarter ended March 31, 2012.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) March 31, 2013	December 31, 2012
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2013 - $1,209,914 and 2012 - $1,187,094)	$1,250,110	$1,229,322
Equity securities:
Available for sale, at fair value (cost: 2013 - $172,044 and 2012 - $167,179)	216,863	197,075
Other invested assets:
Available for sale securities, at fair value (cost: 2013 - $3,059 and 2012 - $3,049)	3,105	3,132

Total investments	1,470,078	1,429,529

Cash and cash equivalents	69,321	104,460
Premiums receivable, net	56,732	45,162
Reinsurance receivables, net	239,684	241,827
Deferred federal income taxes	5,770	10,824
Deferred acquisition costs	22,261	18,265
Intangible assets	18,255	18,343
Goodwill	4,820	4,820
Prepaid reinsurance premiums	4,726	5,945
Federal income taxes receivable	7,493	6,844
Other assets	18,541	17,684

Total assets	$1,917,681	$1,903,703

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$864,167	$879,114
Unearned premiums	108,378	94,114
Ceded balances payable	2,843	4,201
Contingent commissions	8,174	9,911
Payable for securities purchased	1,269	2,634
Notes and debentures payable	84,929	84,929
Other liabilities	20,273	22,182

Total liabilities	1,090,033	1,097,085

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,148,047 and 16,087,939 respectively; A ordinary shares outstanding: 13,089,793 and 13,030,938, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	513,548	512,304
Accumulated other comprehensive income, net of taxes	60,799	53,350
Retained earnings	354,536	342,171
A ordinary shares in treasury, at cost: 3,058,254 and 3,057,001 shares, respectively	(101,238)	(101,210)

Total shareholders’ equity	827,648	806,618

Total liabilities and shareholders’ equity	$1,917,681	$1,903,703

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) March 31, 2013	December 31, 2012

Fixed Maturities	$1,250.1	$1,229.3
Cash and cash equivalents	69.3	104.5

Total bonds and cash and cash equivalents	1,319.4	1,333.8
Equities and other invested assets	220.0	200.2

Total cash and invested assets, gross	1,539.4	1,534.0
Receivable / (payable) for securities	(1.3)	(2.6)

Total cash and invested assets, net	$1,538.1	$1,531.4

(Unaudited) Three Months Ended March 31, 2013 (a)

Net investment income	$10.0

Net realized investment gains	5.8
Net unrealized investment gains	12.8

Net realized and unrealized investment returns	18.6

Total investment return	$28.6

Average total cash and invested assets (b)	$1,534.7

Total investment return % annualized	7.5%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Simple average of beginning and end of period, net of receivable/payable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended March 31,
	2013	2012

Operating income	$8,537	$9,081
Adjustments:
Net realized investment gains, net of tax	3,828	1,781

Total after-tax adjustments	3,828	1,781

Net income	$12,365	$10,862

Weighted average shares outstanding – basic	25,055	28,617

Weighted average shares outstanding – diluted	25,099	28,639

Operating income per share – basic	$0.34	$0.32

Operating income per share – diluted	$0.34	$0.32

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.